UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 17, 2010

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Plaza America Tower I 11700 Plaza America Drive, Suite 1010 Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

(703) 964-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 17, 2010, ICO Global Communications (Holdings) Limited (“Company”) announced that Benjamin G. Wolff has been appointed Chief Executive Officer of the Company. Mr. Wolff, age 41, has served as acting Chief Executive Officer of the Company since December 2009. Mr. Wolff currently serves as Co-Founder and Co-Chairman of Clearwire Corporation, and served in other capacities at Clearwire since 2004, including Clearwire’s Chief Executive Officer until 2009. In addition to his positions with Clearwire, Mr. Wolff serves as the President of Eagle River Investments, LLC (“ERI”) and affiliated entities. ERI, through a subsidiary, is the controlling stockholder of the Company. (Additional information on related party transactions is included in Exhibit 99.1 and incorporated by reference). Mr. Wolff is a member of the Board of Directors and Executive Committee of CTIA – The Wireless Association.

In connection with Mr. Wolff’s appointment as Chief Executive Officer, Mr. Wolff will receive a base salary of $500,000, commencing as of January 1, 2010. He will also be eligible for a bonus of up to 100% of his base salary, at the discretion of the Compensation Committee of the Company’s Board of Directors (“Board”), based on objectives to be established by the Compensation Committee. In addition, Mr. Wolff was granted options to purchase 2,000,000 shares of the Company’s Class A common stock at the NASDAQ closing price for the Company’s Class A common stock on the date of grant. These options will vest and become exercisable in four equal annual installments, subject to accelerated vesting or termination as described below. Mr. Wolff was also awarded 2,000,000 shares of restricted stock. The restrictions on 50% of the restricted stock lapse upon achievement of certain performance objectives established by the Compensation Committee (25% in connection with resolution of the Boeing litigation and 25% in connection with securing financing or consummating a transaction that enables the Company to use some or all of its net operating loss carryforwards), subject to an affirmative determination by the Board that the objectives have been met. The restrictions on the other 50% of the restricted stock lapse in four equal annual installments, subject to accelerated vesting or termination as described below. The options and restricted stock were granted under the Company’s 2000 stock incentive plan.

If Mr. Wolff is terminated without Cause or resigns for Good Reason (as those terms are defined in his employment agreement), he is entitled to (i) payment of an amount equal to 2 times the sum of his base salary then in effect plus 100% of his target bonus, (ii) continuation of health benefits subject to certain conditions, and (iii) vesting of all options and shares of restricted stock in which he would have vested had he remained actively employed through the second anniversary of the date of termination.

Also on February 17, 2010, the Company announced that Timothy P. Leybold has been appointed Senior Vice President and Chief Financial Officer of ICO Global Communications (Holdings) Limited on an interim basis. Mr. Leybold, age 52, has served as the chief financial officer and partner with Tatum, LLC since 2009 and was previously the chief financial officer of Coast Crane Company from 2007 until 2008 and the executive vice president and chief financial officer of Port Townsend Paper Corp. from 2004 until 2007. Mr. Leybold’s appointment is on an interim basis through a contractual arrangement with Tatum, LLC.

In connection with Mr. Leybold’s appointment as Senior Vice President and Chief Financial Officer, the Company will pay Tatum, LLC $36,000 per month for full-time engagement plus an additional $1,800 per month for administrative fees.

A copy of the Company’s press release dated February 17, 2010 announcing the appointments of Messrs. Wolff and Leybold is attached hereto as Exhibit 99.2. Also attached as exhibits 10.1 and 10.2 respectively and incorporated by reference are copies of the Employment Letter Agreement dated February 19, 2010, between ICO and Benjamin G. Wolff and the Interim Services Agreement dated January 22, 2010, between ICO and Tatum, LLC. The summary provided above is qualified by reference to these documents.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter Agreement dated February 19, 2010, between ICO and Benjamin G. Wolff.

10.2	Interim Services Agreement dated January 22, 2010, between ICO and Tatum, LLC.

99.1	Related party information.

99.2	Press release dated February 17, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (Registrant)

	By:	/s/ JOHN L. FLYNN
February 22, 2010		John L. Flynn
Executive Vice President, General Counsel and Corporate Secretary